Exhibit 99.1
HORIZON OFFSHORE REPORTS THIRD QUARTER RESULTS
     HOUSTON—(November 9, 2005)—Horizon Offshore, Inc. (Other OTC: HOFF.PK) reported net income for the quarter ended September 30, 2005 of $3.1 million, or $0.005 per share-diluted. This compares with a net loss of $(23.1) million, or $(0.72) per share-diluted, for the third quarter of 2004. For the third quarter of 2005, gross profit was $21.0 million (22.6% of contract revenues) on revenues of $92.8 million, compared to gross profit of $15.9 million (16.8% of contract revenues) on revenues of $94.6 million for the third quarter of 2004. The calculated EBITDA was $20.0 million for the quarter ended September 30, 2005, compared to $13.1 million for the third quarter of 2004.
     The Company reported a net loss of $(40.1) million, or $(0.71) per share-diluted for the nine months ended September 30, 2005 compared to a net loss of $(50.0) million, or $(1.64) per share-diluted for the nine months ended September 30, 2004. Gross profit was $32.7 million (16.3% of contract revenues) on revenues of $200.7 million for the nine months ended September 30, 2005, compared to gross profit of $14.8 million (8.1% of contract revenues) on revenues of $182.0 million for the first nine months of 2004. The calculated EBITDA was $26.1 million for the nine months ended September 30, 2005 compared to $8.8 million for the nine months ended September 30, 2004.
     The net loss before income taxes for the nine months ended September 30, 2005 includes charges of $21.9 million for loss on debt extinguishment related to the completion of the major steps of the Company’s recapitalization plan, which reflects the write-off of the unamortized portion of the deferred loan fees and debt discount related to the Subordinated Notes exchanged for equity during the second quarter of 2005.
     The improvement in the Company’s operating results is primarily attributable to its domestic operations. The improvement in competitive market conditions and pricing levels in the U. S. Gulf of Mexico are reflected in the significant increase in the Company’s gross profit. Oil and gas companies operating on the U.S. continental shelf in the Gulf of Mexico have increased their capital expenditures in response to the higher energy prices. Additionally, the

Company’s domestic revenues have increased as a result of the demand for its services and offshore construction activity, including repair work due to Hurricane Ivan (September 2004).
     The Company also expects an increase in demand for its services due to damage caused by Hurricane Katrina (August 2005) and Hurricane Rita (September 2005), which caused substantially more damage to pipelines and structures in the U.S. Gulf of Mexico than Hurricane Ivan. The Company has worked with oil and gas companies operating in the U. S. Gulf of Mexico as these companies assessed the damage to offshore platforms and pipelines caused by Hurricanes Katrina and Rita. Given the effect of the substantial damage from Hurricanes Katrina and Rita, it is anticipated that the Company’s vessel utilization and repair and salvage work in the U.S. Gulf of Mexico will remain at significantly higher levels for 2005 and into 2006.
     “We expect our contract pricing and profit margins to remain at higher levels for the remainder of this year and into 2006 due to the demand for new construction projects and the unprecedented hurricane related repair and salvage work. We have successfully capitalized on opportunities in the Gulf of Mexico, West Africa and offshore Mexico and currently have a substantial backlog of work in these geographic areas,” said David W. Sharp, President and Chief Executive Officer. “As market conditions have improved, we have remained focused on returning our company to profitability, and our 2005 EBITDA will be at a record level in our operating history.”
     Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry. The Company’s fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.
     This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company’s substantial amount of debt, high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt;

resolution of the Company’s outstanding claims against Pemex; outcome of litigation with the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company’s ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission.
     Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like “should”, “expects”, “believes”, “anticipates”, “may”, “could”, etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.
Comparative Tables Follow:

Horizon Offshore, Inc.
Summary Financial and Operating Data
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Income Statement Data:
Contract revenues	$92,805	$94,600	$200,655	$182,015
Cost of contract revenues	71,825	78,660	167,955	167,230

Gross profit	20,980	15,940	32,700	14,785
Selling, general and administrative expenses	9,881	8,473	22,443	19,747
Reserve for claims and receivables	—	—	1,711	—
Impairment of property and equipment	—	20,302	—	20,302
Impairment loss on assets held for sale	2,261	450	2,261	3,018

Operating income (loss)	8,838	(13,285)	6,285	(28,282)
Other:
Interest expense	(5,638)	(8,122)	(22,507)	(18,580)
Interest income	218	27	520	55
Loss on debt extinguishment	—	(1,554)	(23,138)	(1,719)
Other income (expense), net	21	(121)	(16)	(99)

Net income (loss) before income taxes	3,439	(23,055)	(38,856)	(48,625)
Income tax provision	359	72	1,275	1,395

Net income (loss)	$3,080	$(23,127)	$(40,131)	$(50,020)

Earnings (loss) per share:
Net income (loss) per share — basic	$0.03	$(0.72)	$(0.71)	$(1.64)

Net income (loss) per share —diluted	$0.00	$(0.72)	$(0.71)	$(1.64)

Weighted average shares used in computing earnings (loss) per share:
Basic	92,323,139	31,944,945	56,904,255	30,482,711
Diluted	649,785,351	31,944,945	56,904,255	30,482,711
Other Non-GAAP Financial Data:
Adjusted EBITDA(1)	$20,028	$13,083	$26,058	$8,826
Adjusted EBITDA calculation is as follows:
Net income (loss)	$3,080	$(23,127)	$(40,131)	$(50,020)
Income tax provision	359	72	1,275	1,395
Net interest expense	5,420	8,095	21,987	18,525
Depreciation and amortization	8,908	5,737	17,528	13,887
Loss on debt extinguishment	—	1,554	23,138	1,719
Non-cash impairments	2,261	20,752	2,261	23,320

Adjusted EBITDA	$20,028	$13,083	$26,058	$8,826
(1)	Horizon calculates Adjusted EBITDA (adjusted earnings before interest, income taxes, depreciation and amortization) as net income or loss excluding income taxes, net interest expense, depreciation and amortization, cumulative effect of accounting change, loss on debt extinguishment and non-cash impairments. Horizon has separately identified non-cash charges which are non-recurring, infrequent, unusual, or isolated or the result of special circumstances and has excluded these non-cash charges from the calculation of Adjusted EBITDA. Horizon has aligned the disclosure of Adjusted EBITDA with the financial covenants in the Company’s material credit agreements with various lenders, including maintaining a required positive EBITDA, as defined. Horizon believes that Adjusted EBITDA is a material component of the financial covenants in the Company’s credit agreements and non-compliance with the covenants could result in the acceleration of indebtedness. Adjusted EBITDA is not calculated in accordance with Generally Accepted Accounting Principles (GAAP), but is a non-GAAP measure that is derived from items in Horizon’s GAAP financials and is used as a measure of operational performance. A reconciliation of the non-GAAP measure to Horizon’s income statement is included. Horizon believes Adjusted EBITDA is a commonly applied measurement of financial performance by investors. Horizon believes Adjusted EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that Horizon does not believe relate directly to operations or that are subject to variations that are not caused by operational performance. This non-GAAP measure is not intended to be a substitute for GAAP measures, and investors are advised to review this non-GAAP measure in conjunction with GAAP information provided by Horizon. Adjusted EBITDA should not be construed as a substitute for income from operations, net income (loss) or cash flows from operating activities (all determined in accordance with GAAP) for the purpose of analyzing Horizon’s operating performance, financial position and cash flows. Horizon’s computation of Adjusted EBITDA may not be comparable to similar titled measures of other companies.

Contact:	Ronald D. Mogel (713) 243-2753 Horizon Offshore, Inc.